Citizens Reports First Quarter 2022 Financial Results

•Q1 2022 Net Loss of $1.3 million, a $2.2 million Improvement Compared to Q1 2021
•Q1 2022 Renewal Premiums Increased 2% Year-Over-Year to $36 million, Driven by Growth Across Life Insurance and Home Service Insurance Segments
•Q1 2022 Total Claims and Surrenders Decreased 7% Year-Over-Year
•$1.7 billion of Total Assets at March 31, 2022 with No Debt
•Book Value per Class A Share at March 31, 2022 of $3.91

AUSTIN, TX – May 5, 2022 – Citizens, Inc. (NYSE: CIA), today reported financial results for the first quarter ended March 31, 2022.

Net loss for the first quarter of 2022 totaled $1.3 million, or $0.03 per fully diluted class A share, an improvement compared to net loss of $3.6 million, or $0.07 per fully diluted class A share, in the prior-year quarter. The improvement in net loss was primarily due to decreased death claim benefits, as well as lower federal tax, general expenses, and property claims, partially offset by investment related losses.

Management Commentary
“Our overall performance in the first quarter validates the strategic direction of the company and the effectiveness of the initiatives we have implemented to enhance sales practices, expand our network of independent consultants and mitigate surrenders,” said Company vice chairman and CEO, Gerald W. Shields. “Operationally, our insurance premiums have continued to grow, claims and surrenders have continued to decline, and we have introduced new, innovative, and high-quality products to our current and potential customer base. Additionally, we have remained committed to geographic expansion and enhanced distribution capabilities, which we believe will enhance our revenue and policy diversification and overall reach in our key target markets. Looking ahead, we believe continued execution on our strategic plan will translate to sustainable growth and profitability over the long term.”

First Quarter 2022 Financial Highlights

Total insurance issued for the first quarter of 2022 increased by over 2% compared to the prior year quarter, to $97.3 million, driven by increases in the Home Service Insurance segment. Average face value per policy issued for the first quarter of 2022 in the Life Insurance and Home Service Insurance segments increased by 15% and 44%, respectively, compared to the prior year quarter, reflecting the Company’s strategic shift toward higher face value policies.

Total premium revenue for the first quarter of 2022 increased 1% compared to the same year-ago period, to $39.4 million. The increase was driven by higher renewal premiums in the Life Insurance and Home Service Insurance segments, partially offset by lower first year premiums. The first quarter of 2022 marked the second consecutive quarter of year-over-year premium growth and was driven by the Company’s ongoing strategic initiatives.

Renewal premiums for the first quarter of 2022 increased 2% compared to the same year-ago period, to $36 million, with contributions from the Life Insurance and Home Service Insurance segments. The increase in renewal premiums was primarily due to continued retention and collection efforts, and strong prior year quarter first year sales that increased the Company’s policy base.

First year premiums for the first quarter of 2022 were $3.4 million, compared to $3.9 million in the same year-ago period. The decrease in first year premiums was primarily due to lower first year premium revenues in the Life Insurance segment.

Total claims and surrenders for the first quarter of 2022 decreased 7%, compared to the same year-ago period, driven by decreases in death claim benefits and surrenders, which more than offset higher matured endowment benefits. Overall, death claim benefits decreased 22% or $1.9 million, primarily due to a lower volume of reported death claims, including COVID-19 related deaths. Surrender benefits decreased by 4% or $0.5 million, a continuation of the improving trends from the second half of 2021.

General expenses for the first quarter of 2022 decreased by $0.4 million or 3% year-over-year, driven by lower legal expenses and consulting fees, partially offset by higher expenses at our principal offices.

First Quarter 2022 Segment Performance and Highlights

Life Insurance
Overall premium revenue in the Life Insurance segment for the first quarter of 2022 decreased by less than 1% compared to the same year-ago period, as strong renewal premiums were more than offset by lower first year premiums.

First year premiums for the first quarter of 2022 decreased by $0.5 million, compared to the same year-ago period. The decrease in first year premiums was primarily related to reduced sales of existing products in anticipation of the Company’s new Whole Life 360TM product, as well as continued premium declines in Venezuela due to the departure of a top distributor. As a result, the amount of insurance and number of policies issued decreased by 16% and 27%, respectively. The Company continues to focus on enhancing its distribution through recruitment efforts, adding 185 new independent consultants across key regions in the quarter.

Renewal premiums for the first quarter of 2022 increased 1% compared to the same year-ago period, primarily resulting from the Company’s strategic initiatives focused on reducing early withdrawals, and strong first year sales in the same year-ago period.

Total claims and surrenders for the first quarter of 2022 declined 8% year-over-year, driven by lower volumes of death claims and surrenders, partially offset by higher matured endowments. Death claims decreased 63%, compared to the prior year period, which was negatively impacted by elevated claims, including COVID-19 related death. Policy surrenders decreased 5%, compared to the same year ago period, driven by the Company’s recent strategic policy initiatives aimed at improving retention, and mitigating and limiting surrenders.

Home Service Insurance
Total premium revenue in the Home Service Insurance segment for the first quarter of 2022 increased 4% compared to the prior year quarter, driven by higher renewal premiums, and continued strong collections. Notably, there has been strong interest in new product offerings, including Critical Illness and Security Plan Plus™.

Average policy face amount for the first quarter of 2022 increased by 44%, compared to the same year ago period. The increase in average policy face amount was primarily due to the Company’s targeted sales campaigns and introduction of the new Security Plan Plus™ whole life product, which has a higher maximum face value.

First year premiums for the first quarter of 2022 decreased by 1%, compared to the prior year quarter. The slight decline in first year premiums was driven by a risk-based curtailment of first year property insurance premium revenues, which more than offset the increase in life insurance premiums. Despite the overall decline in first year premiums, life insurance issued increased by $10.2 million or 23%.

Renewal premiums for the first quarter of 2022 increased 5%, compared to prior year period, due to improvements in our collection and payment processes and strong collection efforts by our independent agents.

Claims and Surrenders benefits for the first quarter of 2022 decreased 5%, compared to the same year-ago period, primarily due to a lower volume of reported death claims, including COVID-19 reported claims. Property claims declined 56%, compared to the first three months of 2021, due to fewer hurricane related claims.

Investments
Net investment income for the first quarter of 2022 was $15.5 million, an improvement compared to $15.2 million in the prior year period. The increase in net investment income was driven by higher income from limited partnerships and lower investment expense, partially offset by lower fixed maturity income resulting from one-time call redemption income that benefited the first quarter of 2021. The average pre-tax yield on the investment portfolio was 4.2%, which was consistent with the first quarter of 2021.

Investment related losses were $0.6 million for the first quarter of 2022 compared to a $0.3 million gain in the first quarter of 2021. The decrease was primarily due to changes in the fair value of equity partially offset by the fair market value increase in the Company’s limited partnership portfolio.

The carrying value of the Company’s fixed maturity securities investment portfolio at March 31, 2022 was $1.4 billion compared to $1.5 billion at December 31, 2021. This decline reflects interest rate sensitivity on fixed maturity securities.

About Citizens, Inc
Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. dollar denominated whole life cash value insurance policies, life insurance product sales in the U.S. and final expense and limited liability property product sales in the U.S. For more information, visit www.citizensinc.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “future,” “anticipates,” “believes,” “estimates,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Such forward-looking statements may relate to the Company’s expectations regarding the impact of the COVID-19 pandemic, business performance, operational strategy and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q. The Company assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. You should be aware that factors not referred to herein could affect the accuracy of our forward-looking statements and use caution and common sense when considering our forward-looking statements.

Contact Information

Investors
Matt Glover and Matthew Hausch
Gateway Group, Inc.
(949) 574-3860
CIA@gatewayir.com

Selected Consolidated Financial Data

For the periods ended as of	Three months ended March 31
(In thousands, except share data)	2022	2021
Balance sheet data
Total assets	$1,732,961	1,781,653
Total liabilities	1,536,059	1,540,813
Total stockholders' equity	196,902	240,840
Life insurance in force	4,152,574	4,131,919

Operating items
Insurance premiums	$39,364	39,032
Net investment income	15,487	15,244
Investment related gains (losses)	(582)	292
Total Revenues	55,357	55,483

Claims and Surrenders	28,434	30,589
Other general expenses	11,030	11,382
Total benefits and expenses	56,331	58,231

Income (loss) before federal income tax	(974)	(2,748)
Federal income tax benefit	359	825
Net income (loss)	(1,333)	(3,573)

Per share data
Book value per share	$3.91	4.76
Basic and diluted earnings (loss) per share of Class A common stock	(0.03)	(0.07)

Definition of Reported Segments

The Company operates in two business segments as detailed below.

Life Insurance – The Life Insurance segment primarily issues U.S. dollar-denominated ordinary whole life insurance and endowment policies predominantly sold to non-U.S. residents, located principally in Latin America and the Pacific Rim. These products are sold through independent marketing consultants. A new whole life product was introduced in Florida in 2021.

Home Service Insurance – The Home Service Insurance segment provides final expense life insurance and property insurance policies marketed to middle- and lower-income households, and whole life products with higher allowable face values, in Louisiana, Mississippi, and Arkansas. These products are sold through independent agents and funeral homes.

Selected Segment Financial Data

For the periods ended as of	Three months ended March 31
(In thousands)	2022	2021
LIFE INSURANCE SEGMENT
Total assets	$1,297,632	1,330,637
Operating items
Insurance premiums	26,931	27,063
Net investment income	11,971	11,598
Investment related gains (losses)	(293)	(108)
Total revenues	39,697	39,466

Claims and Surrenders	21,458	23,270
Total benefits and expenses	38,667	39,572

Income (loss) before federal income tax	1,030	(106)

HOME SERVICE INSURANCE SEGMENT
Total assets	$378,489	386,969
Operating items
Insurance premiums	12,433	11,969
Net investment income	3,244	3,345
Investment related gains (losses)	(242)	223
Total revenues	15,435	15,539

Claims and Surrenders	6,976	7,319
Total benefits and expenses	16,675	16,297

Income (loss) before federal income tax	(1,240)	(758)